                                                                         NEWS RELEASE
Corporate Offices:
1328 Racine Street
Racine, WI  53403

FOR IMMEDIATE RELEASE

Contact: Christopher J. Eperjesy
(262) 638-4343

John H. Batten Elected Chief Executive Officer
Michael E. Batten Named Non-Executive Chairman

RACINE, WISCONSIN—June 25, 2013—Twin Disc, Inc. (NASDAQ: TWIN), today announced that the Board of Directors of Twin Disc, Incorporated has elected John H. Batten, 47, to the position of President – Chief Executive Officer of the Company effective November 1, 2013.  Michael E. Batten, 73, will retire from the employment of the Company effective December 31, 2013 and continue to serve as non-executive Chairman of the Board of Directors.

Speaking on behalf of the Board, Michael E. Batten, Chairman – CEO, stated “The succession plan that has been in effect for several years has developed a strong, experienced and stable leadership team that will take the Company to new levels of achievement in the years ahead.  The Board and I are confident that John and his team will continue to expand global revenues aggressively and to enhance shareholder value through the implementation of their solid strategic plan focusing on innovation, product/market differentiation and geographic diversity”.

John H. Batten joined Twin Disc in 1996 as an application engineer and in 1998 was named Commercial Manager – Marine Propulsion.  He was elected Vice President – General Manager Marine & Propulsion in 2001 and a Director of Twin Disc in 2002.  He became Executive Vice President – European Manufacturing & Marine and Propulsion Marketing in 2004.  In 2008 he was promoted to the position of President – Chief Operating Officer.

John Batten earned a BA degree in History from Yale University in 1988, a BS degree in Mechanical Engineering from the University of Colorado – Boulder in 1996 and completed the Harvard Business School Advanced Management Program in 2004.

Michael E. Batten joined Twin Disc in 1970 and held the positions of Subsidiary Controller and Vice President – Secretary until he was named Executive Vice President 1976.  He was elected President - CEO in 1983 during the depths of the OPEC recession at which time he oversaw a significant restructuring of the Company.  Since then he has led a strategic redirection of Twin Disc, through internal product development and acquisitions, away from reliance primarily on the construction equipment industry to a more diversified and balanced mix of business in the marine, oil and gas and industrial markets. Today the Company holds a #1 or #2 position in each of its served markets and consistently generates over half of its sales outside the United States.  During his tenure, Mr. Batten has focused on developing a strong successor management team that is committed to creating long-term shareholder value.

About Twin Disc, Inc.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment.  Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems.  The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets.  The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

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